Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of TETRA Technologies, Inc., to be filed with the Securities and Exchange Commission on or about May 25, 2004 information from our reserves report dated January 27, 2004 entitled "Maritech Resources, Incorporated– Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests–SEC Parameters– As of December 31, 2003." We also consent to the reference to us under the heading "Experts" in such Registration Statement. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

May 25, 2004

Houston, TX